EXHIBIT (d)(2)

INCENTIVE STOCK OPTION AGREEMENT

      THIS INCENTIVE STOCK OPTION AGREEMENT (“Agreement”) is made and entered into effective this ______ day of ___________ ____, by and between VCampus Corporation, a Delaware corporation (the “Company”), and ___________________ (“Optionee”).

      1.   Plan. The Company and Optionee both acknowledge receipt of a copy of the Company’s 1996 Stock Plan (the “Plan”) and agree to be bound by the terms and conditions thereof, and the Plan is hereby incorporated by reference as if set forth herein in its entirety. Capitalized terms not otherwise defined herein shall have the meanings specified in the Plan.

      2.   Grant of Option. Subject to the terms and conditions hereof, the Company hereby grants to Optionee an option to purchase ___________________ (_______) shares (the “Shares”) of the Company’s Common Stock at a price of $    per share (which price shall be no less than 100% of the Fair Market Value per share on the date of grant as defined under the Plan) in the manner and subject to the conditions hereinafter provided. This option is not transferable by Optionee otherwise than by will or the laws of descent and distribution, and is exercisable during Optionee’s lifetime only by Optionee. This option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

      3.   Method of Exercise. This option may be exercised only by delivery of a written notice directed to the Chief Financial Officer of the Company in the form of Exhibit A attached hereto and made a part hereof, at the Company’s principal place of business, accompanied by payment of the option price for the Shares. Upon receipt thereof, the Company shall promptly issue or caused to be issued a stock certificate for the Shares and deliver it to Optionee. If any law or regulation requires the Company to take any action with respect to the Shares before the issuance thereof, then the date of delivery for such shares shall be extended for the period necessary to take such action.

      4.   Vesting of Option. The exercise of the option granted herein shall be subject to the vesting schedule set forth on Exhibit B attached hereto and made a part hereof.

      5.   Termination of Option. Subject to Sections 8, 9, and 10 below, the option shall terminate 10 years from the date of grant of this option.

      6.   Rights as a Stockholder. Optionee shall have no rights as a stockholder with respect to any shares covered by this Agreement until the date of the issuance of such shares. Except as otherwise provided in the Plan, no adjustment will be made for dividends, other distributions or other rights for which the record date is prior to the date of such issuance.

      7.   Optionee’s Representations. In the event that the Shares purchasable pursuant to the exercise of this option have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), at the time this option is exercised, Optionee shall, concurrently with the exercise of all or any portion of this option, execute and deliver to the Company his or her Investment Representation Statement in the form attached hereto as Exhibit C.

      8.   Termination of Status as an Employee. In the event of termination of Optionee’s continuous status as an employee, he or she may, but only within ninety (90) days after the date of such termination (but in no event later than the date of expiration of the term of this option as set forth in Section 5), exercise this option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent not exercisable at the date of such termination, and to the extent not so exercised within the time specified herein, the option shall terminate. Notwithstanding the foregoing, in the event Optionee’s continuous status is terminated by the Company on the grounds of Optionee’s act of theft or fraud involving the Company or Optionee’s conviction of a felony, the option shall expire immediately upon such termination and shall not thereafter be exercisable.

      9.   Disability of Optionee. Notwithstanding the provisions of Section 8 above, in the event of the termination of Optionee’s continuous status as an employee as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), he or she may, but only within six (6) months after the date of such termination (but in no event later than the date of expiration of the term of this option as set forth in Section 5), exercise this option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent not exercisable at the date of such termination, and to the extent not so exercised within the time specified herein, the option shall terminate.

      10.   Death of Optionee. In the event of the death of Optionee (i) during the period of Optionee’s continuous status as an employee or (ii) within thirty (30) days after termination of such status, Optionee’s estate or other person who acquired the right to exercise the option by bequest or inheritance may, but only within six (6) months following the date of such death (but in no event later than the date of expiration of the term of this option as set forth in Section 5), exercise this option to the extent that Optionee was entitled to exercise it at the date of death. To the extent not exercisable at the date of death, and to the extent not so exercised within the time specified herein, the option shall terminate.

      11.   No Right to Continuing Employment. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO SECTION 4 HEREOF IS EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT BY VIRTUE OF OPTIONEE BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON OPTIONEE ANY RIGHT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S OR THE COMPANY’S RIGHT TO TERMINATE HIS OR HER EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

      12.   Binding Effect. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and each and all of their respective heirs, legal and personal representatives, successors and assigns.

      IN WITNESS WHEREOF, the parties hereto have caused this Incentive Stock Option Agreement to be executed effective as of the day and year first above written.

VCAMPUS CORPORATION

By: ______________________________

Title: _______________________________

_____________________________[SEAL] Optionee

EXHIBIT A

VCampus Corporation
1850 Centennial Park Drive, Suite 200
Reston, VA 20191
Attn: Chief Financial Officer

      Re:   EXERCISE OF INCENTIVE STOCK OPTION

Ladies and Gentlemen:

      I, ____________________, hereby exercise my incentive stock option granted under the 1996 Stock Plan (the “Plan”) of VCampus Corporation (the “Company”) by way of that certain Incentive Stock Option Agreement dated ________________, ____, subject to all the terms, provisions and conditions thereof, and notify you of my desire to purchase ______ shares of Common Stock that have been offered to me pursuant to the Plan and Incentive Stock Option Agreement.

      I wish to pay for the shares either (check one):

___	(a)	by delivery of a check payable to the Company in the sum of $_________ in full payment for such shares, plus either all taxes required to be withheld by the Company under state, federal or local law as a result of such exercise or such documentation as is satisfactory to the Company so as to exempt it from any withholding requirement;

___	(b)	by surrender of the option pursuant to Section 8 of the Plan in exchange for shares of Common Stock of the Company with a fair market value equal to the difference between (i) the aggregate fair market value of the shares subject to the option and (ii) the sum of the aggregate exercise price of the option and the total estimated federal and state income tax liability arising from the exercise of the option or;

___	(c)	by delivery of a check payable to the Company in the sum of $____________ in partial payment for the shares, with the remaining purchase price to be paid by surrender of the option as described in Section (b) above.

      This exercise notice is delivered this ____ day of _______________ (month) _____(year).

Very truly yours,

_____________________________(SEAL) (Signature)

Optionee’s Mailing Address:

___________________________________

___________________________________

___________________________________

Optionee’s Social Security Number:

___________________________________

EXHIBIT B

VESTING SCHEDULE

      Subject to continued employment, the shares subject to the attached agreement shall be subject to vesting schedule whereby the shares subject to the attached agreement shall be released as follows:

      To the extent that the application of a specified percentage results in a fractional number of shares, the number of shares then issuable will be rounded down to the next whole number of shares.

EXHIBIT C

INVESTMENT REPRESENTATION STATEMENT

Purchaser:	(“Purchaser”)

Issuer:	VCampus Corporation (the “Company”)

Security:	Common Stock

No. of Shares:

      In connection with the purchase of the above securities, the Purchaser represents to the Company as follows.

      1.   Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities. Purchaser is purchasing the securities for investment for Purchaser’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

      2.   Purchaser understands that the securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

      3.   Purchaser further understands that the securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is available. Moreover, Purchaser understands that the Company is under no obligation to register the securities. In addition, Purchaser understands that the certificate evidencing the securities will be imprinted with a legend that prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

      4.   Purchaser is familiar with the provisions of Rules 144, 144(k) and 701, promulgated under the Securities Act, that permit limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer) in a nonpublic offering, subject to the satisfaction of certain conditions.

      In the event the Company is or becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the securities exempt under Rule 701 may be resold by the Purchaser ninety (90) days thereafter, subject to the satisfaction of certain of the conditions specified by Rule 144, including: (a) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as that term is defined under the Exchange Act); and (b) in the case of an affiliate, the availability of certain public information about the Company, and the amount of securities being sold during any three-month period not exceeding the limitations specified in Rule 144(e), if applicable.

      If the purchase of the securities does not qualify under Rule 701 at the time of purchase, then the securities may be resold by the Purchaser in certain limited circumstances subject to the provisions of Rule 144, which require: (a) the availability of certain public information about the Company; (b) the resale occurring not less than one year after the party has purchased, and made full payment (within the meaning of Rule 144) for, the securities to be sold; and (3) in the case of an affiliate, or of a nonaffiliate who has held the securities less than two years, the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as that term is defined under the Exchange Act) and the amount of securities being sold during any three-month period not exceeding the specified limitations.

      If all of the requirements of Rule 144 are not satisfied, Purchaser may be able to sell the securities without registration pursuant to the exemption contained in Rule 144(k), provided that the resale occurs not less than two years after the party has purchased, and made full payment (within the meaning of Rule 144) for, the securities.

      5.   Purchaser further understands that at the time he or she wishes to sell the securities there may be no public market upon which to make such a sale, and that, even if such a public market then exists, the Company may not be satisfying the current public information requirements of Rules 144 or 701, and that, in such event, Purchaser would be precluded from selling the securities under Rules 144 or 701 even if the one-year minimum holding period had been satisfied; however, Purchaser may be able to sell the securities pursuant to the exemptions contained in Rule 144(k) if the two-year holding period has been satisfied.

      6.   Purchaser further understands that in the event all of the applicable requirements of Rules 144, 144(k) or 701 are not satisfied, registration under the Securities Act or some registration exemption will be required; and that, notwithstanding the fact that Rules 144, 144(k) and 701 are not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rules 144, 144(k) or 701 will have a substantial burden or proof in establishing than an exemption from registration is available for such offers or sales, and that such persons and their brokers who participate in such transactions do so at their own risk.

_________________________________ (Seal) Optionee